Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 Premier Holding Corp.

 We consent to the use of our report dated May 2, 2011, with respect to the financial statements of Premier Holding Corp. as of the year ended December 31, 2010, to the reference to our firm under the caption “Experts”, included in the Registration Statement on Form S-1/A filed by Premier Holding Corp. dated May 3, 2011.

 /s/ M&K CPAS, PLLC

 Houston, Texas

May 3, 2011